Exhibit 10.71

SEVENTH AMENDMENT TO
AGREEMENT OF SALE AND PURCHASE

        THIS SEVENTH AMENDMENT TO AGREEMENT OF SALE AND PURCHASE (this “Seventh Amendment”) is entered into as of the 28th day of October, 2004, by and between MACK-CALI TEXAS PROPERTY L.P., a Texas limited partnership (“Seller”), and CENTENNIAL ACQUISITION COMPANY, a Texas corporation, and WARAMAUG ACQUISITION CORP., a Texas corporation (collectively, “Purchaser”).

        A.     Seller and Purchaser entered into that certain Agreement of Sale and Purchase dated as of August 10, 2004, as amended by that certain Amendment to Agreement of Sale and Purchase between Seller and Purchaser dated as of October 12, 2004, as further amended by that certain Second Amendment to Agreement of Sale and Purchase between Seller and Purchaser dated as of October 18, 2004, as further amended by that certain Third Amendment to Agreement of Sale and Purchase between Seller and Purchaser dated as of October 20, 2004, as further amended by that certain Fourth Amendment to Agreement of Sale and Purchase between Seller and Purchaser dated as of October 21, 2004, as further amended by that certain Fifth Amendment to Agreement of Sale and Purchase between Seller and Purchaser dated as of October 25, 2004, and as further amended by that certain Sixth Amendment to Agreement of Sale and Purchase between Seller and Purchaser dated as of October 27, 2004 (as amended to date, the “Purchase Agreement”). All capitalized terms used but not defined herein shall have the meaning given to such terms in the Purchase Agreement.

        B.     Seller and Purchaser now desire to amend the Purchase Agreement as set forth below.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser agree as follows:

        1.    Definitions.

(a) The following definitions are hereby added to Section 1.1 of the Purchase Agreement:

“‘Adjacent Parcel’ means that certain 3.9498-acre real property parcel known as Lot 3, Block 9, of Replat of Lots 2&3, Block 9, Corporate Square Third Installment, an Addition to the City of Richardson, Dallas County, Texas, according to the map or plat thereof recorded in Volume 86010, Page 818, of the Map Records of Dallas County, Texas.”

“‘Adjacent Parcel Outside Acquisition Date’ means March 31, 2005, provided that Seller may, by providing written notice to Purchaser no later than March 28, 2005, extend the Adjacent Parcel Outside Acquisition Date up to thirty (30) days.”

“‘Parking Easement’ has the meaning set forth in Section 2(a) of the Seventh Amendment.”

(b) The definitions of “Closing,” “Closing Date,” “Project,” “Real Property,” and “Scheduled Closing Date” are hereby deleted from Section 1.1 of the Purchase Agreement in their entirety and replaced with the following:

“‘Closing’ means the consummation of the purchase and sale of the Century Property and the Tri West Property, on the one hand, or the Santa Fe Property and the Adjacent Parcel (or Parking Easement, if applicable) on the other hand, as applicable, as provided for in Article X of the Purchase Agreement.”

“‘Closing Date’ means the date on which the Closing of the Century Property and the Tri West Property, on the one hand, or the Santa Fe Property and the Adjacent Parcel (or Parking Easement, if applicable), on the other hand, as applicable, actually occurs.”

“‘Project’ means that portion of the Property located on and used exclusively in connection with the Century Property, the Tri West Property or, collectively, the Santa Fe Property and either the Adjacent Parcel or the Parking Easement.”

“‘Real Property’ means that certain parcel or parcels of real property located at 84 N.E. Loop 410, San Antonio, Texas; 1122 North Alma Road, Richardson, Texas; and 3030 LBJ Freeway, Dallas, Texas, as more particularly described on the legal descriptions attached to and made a part of the Purchase Agreement respectively as Exhibit D-1, Exhibit D-2 and Exhibit D-3, together with the Adjacent Parcel (or Parking Easement, if applicable), and together with all of Seller’s right, title and interest, if any, in and to the appurtenances pertaining thereto, including but not limited to Seller’s right, title and interest in and to the adjacent streets, alleys and right-of-ways, and any easement rights, air rights, subsurface development rights and water rights.”

“‘Scheduled Closing Date’ means, (i) with respect to the Century Property and the Tri West Property, November 23, 2004, and (ii) with respect to the Santa Fe Property and the Adjacent Parcel (or Parking Easement, if applicable), the Adjacent Parcel Outside Acquisition Date (as extended, if applicable), subject to Section 2(f) of the Seventh Amendment.”

        2.    Purchase of Adjacent Parcel; Parking Easement.

(a) Seller shall make commercially reasonable efforts to acquire either (i) fee title to the Adjacent Parcel or (ii) a perpetual, appurtenant easement over all or a portion of the Adjacent Parcel for the exclusive use of all of the current parking spaces located on the Adjacent Parcel (the “Parking Easement”), in either case on or before the Adjacent Parcel Outside Acquisition Date from the current owner thereof (“MCI”) and, on the Closing Date pertaining to the Santa Fe Property, transfer the Adjacent Parcel or, if applicable, Parking Easement, to Purchaser, provided that Seller may, at its option, direct that the deed of the Adjacent Parcel or the instrument creating the Parking Easement be from MCI directly to Purchaser, effective as of the date of the Closing of the sale of the Santa Fe Property to Purchaser. If Seller is able to do so, Seller and Purchaser shall proceed to Closing with respect to the Santa Fe Property and the Adjacent Parcel (or Parking Easement, if applicable) on the Scheduled Closing Date and the Earnest Money Deposit then in escrow, together with all interest accrued thereon, will be applied at such Closing to the Purchase Price attributable to the Santa Fe Property and, if applicable, the Adjacent Parcel.

(b) Purchaser shall have the right to review any proposed purchase agreement between Seller and MCI and to make comments to Seller regarding the same promptly after receipt of a draft thereof from Seller, provided that, other than (i) confirming that such purchase agreement allows for a due diligence period that extends no less than the longer of (A) ten (10) Business Days after the receipt of a current title commitment, related exception documents and current survey of the Adjacent Parcel (or area covered by the Parking Easement, if applicable) and (B) thirty (30) days after the date of the purchase agreement with MCI, with the right to conduct a Phase II environmental site assessment if Purchaser reasonably determines that a Phase II environmental site assessment is required and to extend the due diligence period by an additional fifteen (15) days, if necessary, in order to conduct such Phase II environmental site assessment, and (ii) addressing title and survey costs as set forth in Section 2(e)(i) of this Seventh Amendment, the Closing Date as set forth in Section 2(f) of this Seventh Amendment and Purchaser’s right to conduct due diligence as set forth in Section 2(e)(ii) of this Seventh Amendment, Seller is under no obligation to incorporate or attempt to incorporate any such comments into any revisions to such purchase agreement.

(c) In the event that neither fee title to the Adjacent Parcel nor a Parking Easement is acquired by Seller by the Adjacent Parcel Outside Acquisition Date (or Seller has not acquired the right to direct the deed of the Adjacent Parcel or the instrument conveying the Parking Easement directly from MCI to Purchaser on or before the Adjacent Parcel Outside Acquisition Date), Seller will not be in default under the Purchase Agreement and (i) Seller and Purchaser shall proceed to Closing on the Santa Fe Property only on the Scheduled Closing Date, (ii) the Earnest Money Deposit then in escrow, together with all interest accrued thereon, will be applied to the Purchase Price attributable to the Santa Fe Property, (iii) the Purchase Agreement will terminate with respect to the Adjacent Parcel and the Parking Easement, and except with respect to the Termination Surviving Obligations applicable to the Adjacent Parcel and the Parking Easement, the Purchase Agreement shall be null and void with respect to the Adjacent Parcel and Parking Easement and the parties shall have no further obligation to each other with respect thereto, and (iv) Purchaser shall receive a credit of Five Hundred Fifty Thousand and No/100 Dollars ($550,000.00) toward the Purchase Price of the Santa Fe Property.

(d) If an agreement with MCI to purchase the Adjacent Parcel cannot be reached and MCI is willing to grant the Parking Easement only if the Parking Easement covers more property than is necessary for the use of the parking spaces currently located on the Adjacent Parcel, then Seller shall notify Purchaser promptly upon such determination and Purchaser shall, within three (3) Business Days after receipt of such notification, notify Seller whether Purchaser is willing to accept the Parking Easement as proposed by MCI. If Purchaser elects (or is deemed to have elected) to accept the Parking Easement as proposed by MCI, then Purchaser and Seller shall proceed to Closing on the Santa Fe Property and the Parking Easement as set forth in Section 2(a) of this Seventh Amendment. In the event that Purchaser elects not to accept such Parking Easement, then Seller will not be in default under the Purchase Agreement and (i) Seller and Purchaser shall proceed to Closing on the Santa Fe Property only on the Scheduled Closing Date, (ii) the Earnest Money Deposit then in escrow, together with all interest accrued thereon, will be applied to the Purchase Price attributable to the Santa Fe Property, (iii) the Purchase Agreement will terminate with respect to the Adjacent Parcel and the Parking Easement, and except with respect to the Termination Surviving Obligations applicable to the Adjacent Parcel and the Parking Easement, the Purchase Agreement shall be null and void with respect to the Adjacent Parcel and Parking Easement and the parties shall have no further obligation to each other with respect thereto. If Purchaser does not respond to Seller’s notice within the time period set forth above in this Section 2(d), then Purchaser will be deemed to have elected to accept the Parking Easement as proposed by MCI.

(e) With respect to due diligence investigation by Purchaser of the Adjacent Parcel, Seller and Purchaser agree as follows:

(i) Seller shall have no obligation to provide any title commitment, title policy, survey, environmental reports, tax or utility bills, or any other due diligence items to Purchaser relating to or covering the Adjacent Parcel. To the extent Purchaser desires to obtain a title commitment, title policy or survey of the Adjacent Parcel or to obtain any other reports or conduct any other investigations of the Adjacent Parcel, all of such items and investigations shall be at Purchaser’s sole cost and expense (provided that Seller shall use commercially reasonable efforts to obtain an agreement with MCI that the costs of a survey of the Adjacent Parcel (or Parking Easement) and the owner policy of title insurance issued in connection with the purchase of the Adjacent Parcel (or the Parking Easement) from MCI will be paid by MCI), and any such reports shall be addressed to or for the benefit of Seller in addition to Purchaser.

(ii) Purchaser’s right to conduct such due diligence investigations of the Adjacent Parcel shall be solely to the extent permitted under the future purchase agreement between Seller and MCI, provided that Seller will require in the negotiations of such purchase agreement that Purchaser be permitted (as Seller’s designee, agent or otherwise) to conduct such due diligence as is customary for a transaction of the type contemplated by such purchase agreement and otherwise in accordance with Section 2(b)(i) of this Seventh Amendment. In the event such purchase agreement does not permit Purchaser to conduct such due diligence as aforesaid, Seller shall not be in default under the Purchase Agreement, and Seller and Purchaser shall proceed to Closing on the Santa Fe Property as set forth in Section 2(c).

(iii) Purchaser may request that Seller terminate the purchase agreement between Seller and MCI during the due diligence period thereunder, provided that (A) if Purchaser does not provide notice to Seller such that Seller has adequate time to terminate such purchase agreement before the expiration of the due diligence period contemplated thereby, Purchaser will reimburse Seller immediately for any earnest money deposit lost by Seller as a result of such termination and any other penalty suffered or incurred by Seller as a result of such termination, and (B) Purchaser may request that such purchase agreement be terminated only if Purchaser determines that all or any of the parking spaces currently located on the Adjacent Parcel (or, if applicable, Parking Easement) are not useable for parking because such use (1) is not available because of a failure of title to the Adjacent Parcel, or because a restrictive covenant, setback requirement or third party’s easement rights prohibit such use, or (2) is not available without violating an applicable zoning ordinance. In addition, and subject to clause (iii)(A) of this Section 2(e), if an environmental problem exists on the Adjacent Parcel (or Parking Easement, if applicable) with respect to which a governmental agency or other governmental authority is reasonably likely to require remediation or that must be remediated in order for the Adjacent Parcel (or Parking Easement, if applicable) to be used for commercial purposes, then (x) if the estimated remediation costs are $50,000 or less, Seller and Purchaser will proceed to Closing on the Santa Fe Property and the Adjacent Parcel (or Parking Easement, if applicable) and the costs of remediation shall be borne by Purchaser; (y) if the estimated remediation costs are more than $50,000 but do not exceed $100,000, then, if Seller agrees to provide a credit at Closing toward the Purchase Price in the amount of such costs in excess of $50,000, Seller and Purchaser will proceed to Closing on the Santa Fe Property and the Adjacent Parcel (or Parking Easement, if applicable) and the remaining costs of remediation shall be borne by Purchaser and if Seller does not agree to provide such a credit, Purchaser may terminate the Purchase Agreement with respect to the Adjacent Parcel and Parking Easement and, in such event, Seller will terminate the purchase agreement with MCI; and (z) if the estimated remediation costs are more than $100,000 and Seller agrees to provide a credit at Closing toward the Purchase Price in the amount of $50,000, Purchaser may either agree to be responsible for the remediation costs up to $50,000 and in excess of $100,000 and proceed to Closing on the Santa Fe Property and the Adjacent Parcel (or Parking Easement, if applicable) or terminate the Purchase Agreement with respect to the Adjacent Parcel and Parking Easement, in which event Seller will terminate the purchase agreement with MCI, and if Seller does not agree to provide a credit at Closing toward the Purchase Price in the amount of $50,000, Purchaser may terminate the Purchase Agreement with respect to the Adjacent Parcel and Parking Easement, in which event Seller will terminate the purchase agreement with MCI. All such costs of remediation shall be based on the reasonable, good faith estimate of Seller and Purchaser. In the event of a termination of the Purchase Agreement with respect to the Adjacent Parcel (or Parking Easement) pursuant to this clause (iii) of Section 2(e), Seller and Purchaser shall proceed to Closing on the Santa Fe Property as set forth in Section 2(c).

(iv) If the Purchase Agreement is terminated with respect to the Adjacent Parcel and Parking Easement pursuant to Section 2(e)(iii) of this Seventh Amendment as a result of an environmental problem, then if Purchaser or an affiliate of Purchaser obtains fee title to, a lease of or parking easement rights over all or any part of the Adjacent Parcel at any time before the date that is the earlier of (A) three (3) years after the Closing Date of the Santa Fe Property and (B) the date on which the Santa Fe Property is transferred to a third party who is not an affiliate of Purchaser, Purchaser will immediately remit to Seller the $550,000 credit provided for in Section 2(c); provided, however, if the remediation costs exceed $50,000, Purchaser shall receive a credit against the $550,000 in the amount of such excess, up to a maximum credit of $50,000. For the purposes of this paragraph, an “affiliate” of Purchaser means any person or entity in which Purchaser, Steven H. Levin, Paul Nussbaum, The Praedium Fund V, LP and/or any entity controlling, controlled by or under common control with any of them has any equity interest or management rights. If the deed to the Santa Fe Property is not directed to an unaffiliated third party at Closing, then the deed to Purchaser or its affiliate at Closing will contain a provision that conforms to the provisions set forth in this paragraph. The provisions of this clause (iv) shall survive Closing.

(v) Notwithstanding the foregoing, in the event that Purchaser’s due diligence investigations with respect to the Adjacent Parcel reveal that, as a result of (A) a failure of title, a restrictive covenant, a setback requirement or third-party easement rights and/or (B) an applicable zoning restriction, Purchaser will not, after acquisition of fee title to the Adjacent Parcel, be able to add a minimum of sixty-seven (67) new parking spaces to the Adjacent Parcel, then Purchaser will receive a credit toward the Purchase Price of the Adjacent Parcel in an amount equal to Five Thousand and No/100 Dollars ($5,000.00) for every such additional parking space, up to 67 such additional parking spaces, that Purchaser will not be able to add to the Adjacent Parcel, and Seller and Purchaser shall proceed to Closing on the Santa Fe Property and the Adjacent Parcel as set forth in Section 2(a) of this Seventh Amendment.

(f) Seller will use commercially reasonable efforts to ensure that the purchase agreement pertaining to the Adjacent Parcel (or Parking Easement) allows for the Closing on the Adjacent Parcel (or Parking Easement) to occur no sooner than March 31, 2005, and if such purchase agreement so provides, the Closing Date for the Santa Fe Property and the Adjacent Parcel (or Parking Easement) will occur no sooner than March 31, 2005, unless Purchaser requests an earlier Closing Date and Seller and MCI both agree to such earlier date. If Seller is unable, using commercially reasonable efforts, to obtain an agreement from MCI with respect to the Closing Date as set forth above in this Section 2(f), and Seller is therefore required to take fee title to the Adjacent Parcel or accept the Parking Easement before the Closing of the sale by Seller to Purchaser thereof, then the owner policy of title insurance provided for under the purchase agreement with MCI will be in the name of Seller and, to the extent any cost therefor (including the cost of modifying the survey exception to read “shortages in area” only) is not paid by MCI, such cost shall be borne by Purchaser, and the cost of any subsequent owner policy of title insurance issued to Purchaser (or its permitted assignee or designee) with respect to the Adjacent Parcel or Parking Easement shall be borne by Purchaser. In no event will the Closing Date for the sale by Seller to Purchaser of the Adjacent Parcel (or Parking Easement) be different than the Closing Date for the sale of the Santa Fe Property to Purchaser.

(g) As a condition to Purchaser’s obligation to close on the Santa Fe Property and, if and as applicable, the Adjacent Parcel or the Parking Easement, Purchaser shall have arranged for an affiliate of Seller or for an unaffiliated third party to provide a loan to Purchaser substantially on the terms set forth on Exhibit A attached to this Seventh Amendment. In the event such loan is not available on the Scheduled Closing Date for the Santa Fe Property (and, if applicable, Adjacent Parcel or Parking Easement), the Earnest Money Deposit then in escrow, together with all interest accrued thereon, will be returned to Purchaser, this Agreement will terminate with respect to the Santa Fe Property, the Adjacent Parcel and the Parking Easement, and except with respect to the Termination Surviving Obligations applicable thereto, the Purchase Agreement shall be null and void with respect to the Santa Fe Property, the Adjacent Parcel and the Parking Easement, and the parties shall have no further obligation to each other with respect thereto, provided that, notwithstanding the foregoing, if such loan is not available because (i) Purchaser is in default under the Purchase Agreement and/or (ii) Purchaser has failed to satisfy any conditions to funding of the loan as set forth in the relevant loan commitment, then Seller shall have the remedies set forth in Section 13.2 of the Purchase Agreement.

        3.    Purchase Price.

(a) In the event that Seller causes fee title to the Adjacent Parcel to be transferred to Purchaser (or its permitted assignee or designee) at Closing, the Purchase Price shall be increased to Forty-One Million Nine Hundred Eighty-Five Thousand and No/100 Dollars ($41,985,000.00).

(b) Section 3.1 of the Purchase Agreement is revised to reallocate the Purchase Price as follows:

Century Property	$11,000,000.00

Tri West Property	$28,100,000.00

Santa Fe Property	$2,350,000.00

Adjacent Parcel (if applicable)	$535,000.00

Parking Easement (if applicable)	$0.00

        4.    Earnest Money Deposit.

(a) Section 4.1(a) of the Purchase Agreement is hereby revised as follows:

(i) No later than 5:00 p.m. Eastern Time on October 29, 2004, Purchaser shall deposit an additional earnest money deposit in the amount of Three Hundred Seventy-Five Thousand and No/100 Dollars ($375,000.00) on account of the Purchase Price for the Tri West Property and the Century Property with Escrow Agent, and such additional earnest money will, upon deposit, become part of the Earnest Money Deposit.

(ii) No later than 5:00 p.m. Eastern Time on October 29, 2004, Purchaser shall deposit an additional earnest money deposit in the amount of Three Hundred Thousand and No/100 Dollars ($300,000.00) on account of the Purchase Price for the Santa Fe Property and the Adjacent Parcel with Escrow Agent, and such additional earnest money will, upon deposit, become part of the Earnest Money Deposit.

(iii) The Earnest Money Deposit shall be allocated and credited to the Purchase Price paid at the relevant Closings as follows (with any accrued interest proportionally allocated):

Century Property	$140,665.00

Tri West Property	$359,335.00

Santa Fe Property and, if	$300,000.00
applicable, the Adjacent Parcel

(iv) In the event that the additional Earnest Money Deposit in the amount of $375,000.00 and the additional Earnest Money Deposit in the amount of $300,000.00 are not deposited by 5:00 p.m. Eastern Time on October 29, 2004, then the Purchase Agreement shall automatically terminate, the Escrow Agent will promptly return to Purchaser all monies deposited toward the Earnest Money Deposit through such deadline, without interest, and except with respect to the Termination Surviving Obligations, this Agreement shall be null and void and the parties shall have no further obligations to each other.

        5.    Evaluation Period and Title and Survey Review Period. The parties acknowledge and agree that the Evaluation Period has expired and that all time periods for the review of title and survey matters relating to the Century Property, Tri West Property and Santa Fe Property have expired. Notwithstanding any right Purchaser may have to conduct due diligence investigations with respect to the Adjacent Parcel or Parking Easement as set forth above in Section 2(e) of this Seventh Amendment, Purchaser shall have no right to terminate the Purchase Agreement with respect to the Tri West Property, Century Property or Santa Fe Property solely as a result of any matters discovered during such due diligence investigations.

        6.    Additional Adjacent Parcel Matters.

(a) The provisions of Section 7.1 of the Purchase Agreement shall not apply to the Adjacent Parcel (or Parking Easement) until such time as Seller acquires it.

(b) None of the representations of Seller set forth in the Purchase Agreement (other than those set forth in Section 8.1(a), (b), (c), (e), (k) and (l) of the Purchase Agreement, to the extent applicable) shall apply to the Adjacent Parcel (or Parking Easement).

(c) The form of Consulting Agreement attached as Exhibit R to the Purchase Agreement will be revised as follows:

(i) if either fee title to the Adjacent Parcel is purchased or the Parking Easement is obtained by Purchaser as contemplated hereby, to delete the “Re” line thereof in its entirety and to replace it with the following:

“Consulting Agreement – Leasing/sale of that certain real property located at 1122 North Alma Road, Richardson, Texas, and [describe Adjacent Parcel or Parking Easement, as applicable] (collectively, the ‘Santa Fe Property’)"; and

(ii) if fee title to the Adjacent Parcel is purchased by Purchaser as contemplated hereby, to delete “$2,350,000” from the second sentence of paragraph 3 of the Consulting Agreement and replace it with “$2,885,000,” unless any credits toward the Purchase Price are made pursuant to Section 2(e)(v) of this Seventh Amendment, in which case “$2,350,000” will be replaced by an amount equal to $2,885,000 less the aggregate amount of any such credits.

If, ultimately, neither the Adjacent Parcel is purchased nor the Parking Easement obtained by Purchaser in accordance with the provisions of this Seventh Amendment, then the changes to the form of Consulting Agreement set forth above in this Section 6(c) will not be made and clauses (i) and (ii) of this Section 6(c) shall be null and void. In such event, if the credit set forth in Section 2(c)(iv) of this Seventh Amendment applies, then “$2,350,000” will be deleted from the second sentence of paragraph 3 of the Consulting Agreement and replaced with “$1,800,000.”

        7.    Estoppels. The words “twenty (20) days” in the first sentence of Section 7.2 of the Purchase Agreement are hereby deleted and replaced with the words “thirty (30) days.”

        8.    Notices. The telephone and facsimile numbers of Steven H. Levin are hereby revised as follows:

Telephone: (972) 407-0104 Facsimile: (972) 733-0782

        9.    Assignment. Section 15.1 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

        “Assignment; Binding Effect. Purchaser shall have a one-time right to assign this Agreement to, (a) with respect to the Century Property and the Tri West Property, one or more entities (but no more than two entities per Project) in which Paul Nussbaum and Steven H. Levin, together or either of them individually, own, directly or indirectly, any portion of the equity interest, provided that The Praedium Fund V, LP or a wholly-owned subsidiary thereof is the controlling investor in such assignee(s) and Purchaser provides notice of such assignment to Seller at least five (5) Business Days prior to the Closing Date, which notice shall include evidence that the assignment complies with the requirements of this Section 15.1, and (b) with respect to the Santa Fe Property and, if applicable, the Adjacent Parcel (or Parking Easement), any person or entity so long as Purchaser provides notice of such assignment to Seller at least five (5) Business Days prior to the Closing Date, and if Purchaser so elects, the Deed of the Santa Fe Property and, if applicable, the Adjacent Parcel (or, if applicable, the instrument creating the Parking Easement) will be directly to the person or entity identified by Purchaser. Purchaser will not otherwise have the right to assign this Agreement without Seller’s prior written consent. No assignment of this Agreement by Purchaser shall relieve Purchaser of its obligations hereunder.”

        10.    Reaffirmation. Except as modified by this Seventh Amendment, the Purchase Agreement is hereby ratified and confirmed and in full force and effect. In the event of a conflict between the terms of this Seventh Amendment and the Purchase Agreement, the terms of this Seventh Amendment shall control.

        11.    Counterparts. This Seventh Amendment may be executed in any number of counterparts, all of which taken together will constitute one and the same Seventh Amendment, and the signature page of any counterpart may be removed therefrom and attached to any other counterpart. This Seventh Amendment shall be legally binding upon receipt by each party of the facsimile or the original signature of Seller and of Purchaser.

         [SIGNATURES FOLLOW ON NEXT SUCCEEDING PAGE]

        IN WITNESS WHEREOF the parties have executed this Seventh Amendment as of the day and year first above written.

PURCHASER: CENTENNIAL ACQUISITION COMPANY By: /s/ Steven H. Levin —————————————— Name: Steven H. Levin Title: President

WARAMAUG ACQUISITION CORP. By: /s/ Cindy Nelson —————————————— Name: Cindy Nelson Title: Vice President

SELLER: MACK-CALI TEXAS PROPERTY L.P. By: Mack-Cali Sub XVII, Inc., its general partner By: /s/ Roger W. Thomas ——————————— Name: Roger W. Thomas Title: Executive Vice President and General Counsel

S-1

Exhibit A

Loan Terms

Loan Amount:	Aggregate Purchase Price of the Santa Fe Property and, if applicable, the
Adjacent Parcel, less Purchaser's equity contribution of $750,000.00.

Interest Rate:	6.75% per annum, accrued and payable monthly in arrears and computed on an actual/360-day year basis.

Loan Term:	2 years

Payments:	Interest only, payable monthly in arrears, with all principal and other outstanding amounts payable at maturity.

Loan Documents:	Promissory note in the amount of the loan, deed of trust encumbering the
Santa Fe Property and, if and as applicable, the Adjacent Parcel or Parking
Easement, and such other ancillary loan documents and financing statements as may be reasonably required.

Miscellaneous:	Loan will be non-recourse to Borrower other than with respect to certain customary carve-out provisions.

Borrower and its general partner shall each be a single-purpose entity.

Borrower shall have paid Lender's legal fees